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                                                                   EXHIBIT 99.2

CONTACTS:

(MEDIA):          TONY LENTINI                  (713/296-6227)
                  BILL MINTZ                    (713/296-7276)

(INVESTOR):       ROBERT DYE                    (713/296-6662)

(WEB SITE):       WWW.APACHECORP.COM

                                         FOR IMMEDIATE RELEASE


                 APACHE CLOSES UK NORTH SEA ACQUISITION FROM BP


         Houston, April 2, 2003 - Apache Corporation (NYSE: APA) today announced that it has closed on the UK North Sea Forties field portion of its $1.3 billion acquisition of producing properties from BP.

         As previously announced, Apache paid approximately $630 million for the Forties field, which on the effective date of January 1, 2003, had estimated proved reserves of 147.6 million barrels of oil equivalent and anticipated 2003 net production of 45,000 barrels of oil per day. Closing on the North Sea assets was approximately two months ahead of schedule, bringing the BP acquisition to completion. Apache closed on the Gulf of Mexico portion of the transaction in mid-March.

         The Forties field is the largest discovery in the UK North Sea. It currently ranks in the top ten in liquid hydrocarbons production and remaining liquid hydrocarbon reserves after having produced approximately 2.5 billion barrels. Apache has established an office in Aberdeen, Scotland, headed by Executive Vice President John Crum, and has transferred the BP Forties team to Apache.

         "We're delighted to be here and appreciate the warm welcome we have received from the government, local residents and our colleagues at BP. With Forties as a base, we hope to add value and expand our presence in the North Sea," Crum said.

         Apache Corporation is a large oil and gas independent with core operations in the United States, Canada, Egypt, Western Australia and now the North Sea.

                                      -end-

         This news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding Apache's reserves, production, capital expenditures and future acquisitions. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions and uncertainties. There is no assurance that Apache's expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements.